UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): February 19, 2004

Collectors Universe, Inc.
(Exact name of Registrant as Specified in Charter)

               Delaware
(State or Other Jurisdiction of Incorporation)

0-27887	33-0846191

(Commission File No.)	(I.R.S. Employer Identification Number)

1921 E. Alton Avenue, Santa Ana, California 92705
(Address of Principal Executive Offices and Zip Code)

Registrant's telephone number, including area code: (949) 567-1234

        Not Applicable
(Former Name or Former Address if Changed Since Last Report)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

On February 19, 2004, Collectors Universe, Inc. (the "Company") sold to Spectrum Numismatics International, Inc. ("Spectrum"), a subsidiary of Greg Manning Auctions, Inc. ("GMAI"), the businesses and a substantial portion of the assets of the Company’s (i) Bowers & Merena Auction and Kingswood Coin Auction Divisions, both of which are primarily engaged in the businesses of conducting auctions of collectible coins that they acquire by consignment or purchase, and (ii) Superior Sports Auction Division, which conducts auctions of sports trading cards and other sports memorabilia that the Superior Sports Auctions acquires by consignment or purchase (collectively, the "Auction Businesses"). The sale was made pursuant to an Asset Purchase Agreement dated as of February 19, 2004 (the "Asset Purchase Agreement"). The assets sold consisted primarily of trade names and other intangible assets and furniture and equipment used in the operation of those Divisions, but excluded the accounts receivable and the inventory of collectible coins and sports memorabilia of those businesses, which have been retained by the Company. The purchase price for the assets sold to Spectrum, which was determined by negotiation between the Company and Spectrum, is $2.5 million in cash, of which $1,025,000 was paid to the Company on February 19, 2004. The Asset Purchase Agreement provides for the balance of the purchase price to be paid to the Company in installments over the next 12 months. Payment of those installments has been guaranteed by GMAI.

The foregoing summary of the terms of the above described transaction is qualified in its entirety by reference to the Asset Purchase Agreement, a copy of which is attached as Exhibit 10.1 to this Report.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(b)           Proforma financial information.

(1)    Information required pursuant to Article 11 of Regulation S-X is not currently available and will be filed on or before May 4, 2004.

(c)           Exhibits

10.1                 Asset Purchase Agreements dated February 19, 2004 between Collectors Universe, Inc. and Spectrum Numismatics, Inc.

10.2                 Non-Competition Agreement dated February 19, 2004 between Collectors Universe, Inc. and Spectrum Numismatics, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned, hereunto duly authorized.

COLLECTORS UNIVERSE, INC.

By:    /s/ MICHAEL J. LEWIS
Michael J. Lewis, Chief Financial Officer

Dated: March 4, 2004

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EXHIBIT INDEX
Exhibit No .	Description

10.1	Asset Purchase Agreements dated February 19, 2004 between Collectors Universe, Inc. and Spectrum Numismatics, Inc.

10.2	Non-Competition Agreement dated February 19, 2004 between Collectors Universe, Inc. and Spectrum Numismatics, Inc.

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